UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 13, 2006

MILLIPORE CORPORATION

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	001-09781 (0-1052)	04-2170233
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Concord Road, Billerica, Massachusetts 01821

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone number, including area code: (978) 715-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 12, 2006, Millipore Corporation, certain of our subsidiaries and certain of our lenders entered into a second amendment of our credit facility (the “Amendment”) increasing the borrowing availability of Millipore under the domestic credit facility from €430 million to €465 million. The Amendment also provides for a clarification in the applicable pricing grid contained in the credit facility in the event a credit rating were not available for the credit facility.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Certain of the lenders and their respective affiliates, have performed, and may in the future perform for Millipore and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expense reimbursement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On July 14, 2006, Millipore Corporation consummated its acquisition by merger of Serologicals Corporation (“Serologicals”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 25, 2006 among Millipore, Serologicals and Charleston Acquisition Corp. (“Sub”), a Delaware corporation and wholly owned subsidiary of Millipore. As a result of the merger, Sub merged with and into Serologicals, the separate corporate existence of Sub ceased, and Serologicals continues as the surviving corporation in the merger and a wholly owned subsidiary of Millipore.

The former security holders of Serologicals have the right to receive $31.55 in cash for each share of Serologicals common stock, which aggregates to cash consideration for the transaction of approximately $1.4 billion, including cash payable to stockholders and holders of all equity awards (net of applicable exercise price), and the full conversion value of the outstanding convertible debentures of Serologicals.

Millipore financed the acquisition with a combination of cash on hand and debt.

There is no material relationship between Serologicals or any of its affiliates, and Millipore or any of its affiliates, any director or officer of Millipore or any associate thereof, other than the Merger Agreement and the other ancillary non-material agreements entered into in connection with the Merger Agreement.

The execution and delivery of the Merger Agreement was previously reported in Millipore’s Current Report on Form 8-K dated April 27, 2006. The summary of the transactions described above is qualified in its entirety by the complete text of the Merger Agreement which is attached to such Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Millipore will file the financial statements required by this Item not later than 71 days after the date on which this Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

Millipore will file the financial statements required by this Item not later than 71 days after the date on which this Form 8-K is required to be filed.

(d)

Exhibit No.	Description
10.1	Amendment No. 2 dated as of July 13, 2006 among Millipore Corporation, certain of its subsidiaries, Bank of America, N.A., as Administrative Agent, and the other lenders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLIPORE CORPORATION

/s/ Jeffrey Rudin
Jeffrey Rudin Vice President and General Counsel

Date: July 18, 2006

Exhibit No.	Description
10.1	Amendment No. 2 dated as of July 13, 2006 among Millipore Corporation, certain of its subsidiaries, Bank of America, N.A., as Administrative Agent, and the other lenders named therein.